UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 27, 2011

LITHIUM TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-10446	13-3411148
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

10379B Democracy Lane, Fairfax, Virginia	22030
(Address of Principal Executive Offices)	(Zip Code)

Our telephone number, including area code: (571) 207-9058

_________________Not Applicable____________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement

Execution of Joint Venture Agreements

Lithium Technology Corporation (“LTC” or the “Company”) executed definitive agreements on September 27, 2011 to form a German joint venture limited liability company (“JV”) with one of its strategic distribution partners, Hawker GmbH, a subsidiary of EnerSys (together with its subsidiaries, “EnerSys”), to produce large format lithium-ion battery cells.  The closing date for the transaction is October 17, 2011 (the “Closing Date”), and the parties anticipate that the JV will commence operations and production of the battery cells thereafter.

The JV was formed effective as of September 23, 2011 under the name EAS Germany GmbH.  Pursuant to the terms of the Joint Venture Agreement (the “JV Agreement”) and the Contribution Agreement between the parties (each a “JV Member” and collectively, the “JV Members”), EnerSys will contribute cash to the JV and LTC will contribute certain assets of LTC’s German subsidiary, GAIA Akkumulatorenwerke GmbH (“GAIA”), including all machinery and equipment located at its Nordhausen, Germany facility, which is LTC’s primary production facility, and certain personnel, contracts and liabilities of GAIA.  For its contribution, EnerSys shall receive a sixty percent (60%) interest in the JV and LTC, through GAIA, will receive a forty percent (40%) interest for its contribution.

The JV Agreement further provides that, except for transfers to an affiliate of a JV Member, neither JV Member may transfer its ownership interest in the JV for a period of five (5) years from the Closing Date.  After such period, each member may transfer its ownership interest in accordance with the provisions of the JV Agreement, which includes a right of first refusal, tag-along rights, drag-along rights and call options.  Provided that there is sufficient cash to fund the future obligations and investments of the JV as set forth in the JV’s business plan approved by the JV members, the JV members shall have the right to request that up to fifty percent (50%) of the annual profits of the JV be distributed to the JV Members in accordance with their respective ownership percentages.

The JV shall initially have one managing director, a former EnerSys employee, constituting the Management Board, and EnerSys shall have the right to appoint one additional managing director.  The JV shall also have an Advisory Board consisting of three (3) members, two of which shall be appointed by EnerSys and one shall be appointed by GAIA.  The Advisory Board shall discuss strategic and business issues of the JV, shall promote cooperation between the JV Members and shall be the decision-maker for (i) any matters referred to it by the Management Board pursuant to the rules of procedure of the JV and (ii) any major corporate actions, including any capital investments in excess of 100,000 Euros (approximately $135,570), encumbrance of JV assets, amendment or termination of any agreements between a member and the JV and any mandatory capital contributions to the JV.  EnerSys’ right to appointment of the additional managing director is subject to the prior review of such person by the Advisory Board of the JV and their approval thereof, which approval shall be granted except for a finding of good cause not to approve such appointment by the Advisory Board.  Certain corporate actions of the JV shall require approval of at least seventy-five percent (75%) of the JV Members, as specified in the JV Agreement.

The JV Agreement is not terminable by either party prior to March 31, 2016 and thereafter shall renew automatically for three (3) year periods.  The JV Agreement is terminable in any renewal period by a JV Member upon one (1) year advance notice to the other JV Member.

As part of the transaction, the JV, LTC and EnerSys also entered or agreed to enter into intellectual property license agreements, management and administrative services agreement, supply agreements, a real property lease agreement and other ancillary transaction agreements.  Pursuant to the terms of these transaction agreements, LTC, GAIA and/or Dilo Trading AG (“Dilo”) (a) agree to grant the JV a ten (10) year non-exclusive, royalty-free license to certain intellectual property related to large format high-power rechargeable lithium-ion battery cell technology for use in the civilian transportation market, which license can be extended for additional ten (10) year terms, (b) agree to grant a subsidiary of EnerSys a ten (10) year exclusive, royalty free license to certain intellectual property related to large format high-power rechargeable lithium-ion battery cell technology for use in all other markets other than the civilian transportation market, including the submarine, defense and industrial markets, which license is sub-licensable to the JV and can be extended for additional ten (10) year terms, (c) agree to purchase products manufactured by the JV at specified volumes and prices to be distributed to LTC and GAIA’s customers in accordance with their customer orders and/or forecasts of customer demand for a term ending on March 31, 2015, (d) will receive certain research, development and engineering services from the JV and transferred employees employed by the JV following the Closing Date on a monthly basis from time to time, and (e) agree to lease the Nordhausen, Germany facility to the JV for an initial term of five years, with one option to extend for an additional five year term, for an annual base rental amount of approximately 375,000 Euros (approximately $508,387).

Pursuant to the terms of the aforementioned transaction agreements, EnerSys (x) agreed to purchase products manufactured by the JV to be distributed to EnerSys’ customers in accordance with its customer orders and/or forecasts of customer demand for a term ending on March 31, 2015, (y) agreed to provide management and administrative services to the JV for the payment of management fees and reimbursement of reasonable expenses, and (z) agreed to make a one-time payment of 1,500,000 Euros (approximately $2,033,550) for the intellectual property licenses on the Closing Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Date:  October 3, 2011

LITHIUM TECHNOLOGY CORPORATION (Registrant)

By:
/s/ Timothy J. Ryder
Timothy J. Ryder
Chief Financial Officer